                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]   Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                DSP GROUP, INC.
-------------------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

           N/A
-------------------------------------------------------------------------------

      (2)  Aggregate number of securities to which transaction applies:

           N/A
-------------------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           N/A
-------------------------------------------------------------------------------

      (4)  Proposed maximum aggregate value of transaction:

           N/A
-------------------------------------------------------------------------------

      (5)  Total fee paid:

           N/A
-------------------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

           N/A
-------------------------------------------------------------------------------
      (2)  Form, Schedule or Registration Statement no.:

           N/A
-------------------------------------------------------------------------------
      (3)  Filing Party:

           N/A
-------------------------------------------------------------------------------
      (4)  Date Filed:

           N/A
-------------------------------------------------------------------------------

                               DSP GROUP, INC.
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JULY 19, 1999

To the Stockholders of DSP GROUP, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of DSP Group, Inc., a Delaware corporation (the "Company"), will be held at the Company's principal executive offices located at 3120 Scott Boulevard, Santa Clara, California, on Monday, July 19, 1999, at 9:00 a.m., local time, for the following purposes:

          1. ELECTION OF DIRECTORS. To elect two Class II directors of the Company to serve until the 2002 Annual Meeting of Stockholders or until their successors are elected and qualified;

          2. AMENDMENT AND RESTATEMENT OF THE DSP GROUP, INC. 1993 DIRECTOR STOCK OPTION PLAN. To ratify and approve an amendment to the DSP Group, Inc. 1993 Director Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 175,000 to 275,000 shares;

          3. AMENDMENT AND RESTATEMENT OF THE DSP GROUP, INC. 1991 EMPLOYEE AND CONSULTANT STOCK PLAN. To ratify and approve an amendment to the DSP Group, Inc. 1991 Employee and Consultant Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 2,800,000 to 4,300,000 shares;

          4. AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION. To ratify and approve an amendment to Article IV of the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company from 20,000,000 shares to 50,000,000 shares.

          5. SELECTION OF INDEPENDENT AUDITORS. To ratify the appointment of Kost, Forer & Gabbay, a member of Ernst & Young International, as the independent auditors for the Company for the year ending December 31, 1999; and

          6. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

         The Board of Directors has fixed the close of business on June 4, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                       By Order of the Board of Directors




                                       Igal Kohavi,
                                       CHAIRMAN OF THE BOARD

Santa Clara, California
June __, 1999

                                                         Mailed to Stockholders
                                                      on or about June __, 1999


                                 DSP GROUP, INC.
                              3120 SCOTT BOULEVARD
                          SANTA CLARA, CALIFORNIA 95054

                                 PROXY STATEMENT

GENERAL INFORMATION

         This Proxy Statement is furnished to the stockholders of DSP Group, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Monday, July 19, 1999, at 9:00 a.m., local time, at the Company's principal executive offices located at 3120 Scott Boulevard, Santa Clara, California, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

REVOCABILITY OF PROXY

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by: (i) delivering to the Company (to the attention of Moshe Zelnik, the Company's Secretary) a written notice of revocation or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

         The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

         The close of business on June 4, 1999 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had ____________ shares of Common Stock outstanding and entitled to vote at the Annual Meeting, held by _____ stockholders of record. The presence at the Annual Meeting of a majority, or ____________ of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. An automated system administered by the Company's transfer agent will tabulate votes cast by proxy and an employee of the transfer agent will tabulate votes cast in person at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters. Directors shall be elected by a plurality of the votes cast.

         The approval of the amendment and restatement of the Company's 1993 Director Stock Option Plan and 1991 Employee and Consultant Stock Plan and the ratification of the independent auditors of the Company for the current year will require the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting. The amendment of the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock will require the affirmative vote of a majority of the shares of the Company's outstanding Common Stock. Because abstentions are treated as shares present or represented and entitled to vote for the purposes of determining whether a matter has been approved by the stockholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and effectively count as votes against Proposal Number 4, the amendment to the Restated Certificate of Incorporation. However, with respect to Proposal

Numbers 2, 3 and 5 requiring the affirmative vote of a majority of the shares present and entitled to vote, broker non-votes shall have no effect.

                               PROPOSAL NO. 1
                            ELECTION OF DIRECTORS

         The Company's Bylaws authorize the number of directors to be not less than five nor more than nine. The number of directors on the Board is currently fixed at six. The Company's Board of Directors is divided into three classes: Class I, Class II and Class III. Each director serves a three-year term. The Board is currently composed of two Class I directors (Messrs. Ayalon and Limon), whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2001; two Class II directors (Messrs. Shamir and Shani), whose terms will expire at the Annual Meeting and who have been nominated by the Company's Board to continue to serve as Class II directors for a three-year term following the Annual Meeting; and two Class III directors (Messrs. Kaplan and Kohavi), whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2000. At each annual meeting of stockholders, directors will be elected for full terms of three years to succeed those directors whose terms are expiring.

         In February 1999, in connection with the Stock Purchase Agreement entered into between the Company and Magnum Technologies Ltd., the Board appointed Messrs. Limon and Shani to the Board and concurrently amended the Company's Bylaws to fix the number of directors serving on the Board at seven.

         In June 1999, Millard Phelps resigned as a Class II director. The remaining directors on the Board amended the Company's Bylaws to fix the number of directors serving on the Board at six.

         At the Annual Meeting, the stockholders will elect two Class II directors, who will each serve a three-year term until the annual meeting of stockholders to be held in 2002 or until their successors are elected or appointed and qualified or until the directors' earlier resignation or removal. The Board has no reason to believe that the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

         Certain information about Messrs. Shamir and Shani, the Class II nominees, is furnished below:

         YAIR SHAMIR has been a Director of the Company since October 1996 and has served as President and Chief Executive Officer of VCON Telecommunications, Ltd., a developer and marketer of video conferencing systems, since February 1997. From July 1995 to February 1997, Mr. Shamir served as the Executive Vice President of The Challenge Fund-Etgar L.P., a venture capital firm. From January 1994 to July 1995, he served as Chief Executive Officer for Elite Industries, Ltd., a food products company. Mr. Shamir currently serves as a director of Mercury Interactive, Orckit Communications, Limited, a developer and manufacturer of local loop communications systems and VCon Telecommunications, Ltd.

         SAUL SHANI has been a Director of the Company since February 1999. Mr. Shani has served since 1996 as Managing Director of Limon Holdings, Ltd., a consulting and investment advisory firm. He also has served as Chairman and Director of Global Village Telecom N.V., a private company engaged in providing satellite based telephony services, since 1998. From 1990 to 1996, Mr. Shani served as co-founder, CEO, Chairman, and Director of Sapiens International Corporation NV (Nasdaq: SPNSF), a provider of enterprise-wide solutions for software applications.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                  THE ELECTION OF THE NOMINEES NAMED ABOVE.

DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL

         The following table sets forth certain information with respect to the executive officers, directors and key personnel of the Company:

         DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL

            NAME                 AGE                            POSITION
            ----                 ---                            --------
Igal Kohavi                       59          Chairman of the Board

Eliyahu Ayalon                    56          President, Chief Executive Officer and Director

Moshe Zelnik                      42          Vice President of Finance,
                                              Chief Financial Officer and Secretary

Gideon Wertheizer                 42          Vice President-- Marketing

Samuel L. Kaplan (1)(2)           62          Director

Zvi Limon (2)                     40          Director

Yair Shamir (1)(2)                53          Director

Saul Shani (1)                    44          Director

--------------------------
(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

         IGAL KOHAVI has been Chairman of the Board of the Company since September 1995. Dr. Kohavi has served since 1995 as Chairman of the Venture Funds of Dovrat-Sherm & Co. Ltd., an Israeli investment bank at which he formerly served as President from October 1994 to January 1996. Between March 1993 and October 1994, he served as Managing Director of Clal Electronic Industries Ltd. Dr. Kohavi also serves as a director of Mercury Interactive Corporation (Nasdaq: MERQ) ("Mercury Interactive"), a provider of client/server and web testing tools.

         ELIYAHU AYALON joined the Company in April 1996 as President, Chief Executive Officer and Director. From May 1992 to April 1996, Mr. Ayalon served as President and Chief Executive Officer of Mennen Medical Ltd., a developer and manufacturer of medical instruments and apparatus.

         MOSHE ZELNIK joined the Company in May 1999 as Vice President of Finance, Chief Financial Officer and Secretary.

         GIDEON WERTHEIZER joined the Company in September 1990 as Project Manager of the Company's VLSI Design Center and became Vice President of the VLSI Design Center in August 1995. In November 1997, Mr. Wertheizer was appointed Vice President, Marketing of the Company.

         SAMUEL L. KAPLAN has been a Director of the Company since May 1993. Mr. Kaplan has been a partner in the law firm of Kaplan, Strangis and Kaplan, P.A. of Minneapolis, Minnesota, since October 1978. Mr. Kaplan also serves as a trustee of USP Real Estate Investment Trust, a real estate investment trust.

         ZVI LIMON has been a Director of the Company since February 1999. Mr. Limon has served as Chairman of Limon Holdings Ltd., a consulting and investment advisory firm since 1993. He presently serves as a director of Eltek Ltd. (Nasdaq: ELTKF), a developer and manufacturer of PC boards.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

         There are no family relationships among any of the directors or executive officers of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During 1998, the Board met four times. No director attended fewer than 75% of the aggregate of either (i) the total number of Board meetings held during the period for which he was a Director or (ii) the total number of committee meetings of the Board on which he served held during the period for which he was a director. The Board currently has two committees: the Compensation Committee and the Audit Committee.

         The Compensation Committee held four meetings in 1998. In 1998, the Compensation Committee consisted of Messrs. Kaplan, Phelps and Shamir. The Compensation Committee currently consists of Messrs. Kaplan, Shamir and Shani. Its functions are to establish and apply the Company's compensation policies with respect to the Company's executive officers.

         The Audit Committee held four meetings in 1998. In 1998 the Audit Committee consisted of Messrs. Kaplan, Phelps and Shamir. The Audit Committee currently consists of Messrs. Kaplan, Limon and Shamir. The Audit Committee recommends the engagement of the Company's independent auditors. In addition, the Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

COMPENSATION OF DIRECTORS

         Directors who are employees of the Company do not receive any additional compensation for their services as Directors. Directors who are not employees of the Company receive an annual retainer of $20,000, payable in quarterly installments of $5,000 each. The retainer contemplates attendance at four Board meetings per year. Additional Board meetings of a face-to-face nature are compensated at the rate of $500 per meeting. In addition, committee meetings of a face-to-face nature and on a telephonic basis are compensated at the rate of $500 per meeting. All directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

         Each outside director of the Company is also entitled to participate in the 1993 Director Option Plan (the "Director Option Plan"). The Director Option Plan provides for the grant of non-statutory options to non-employee Directors of the Company. The Director Option Plan is designed to work automatically; however, to the extent administration is necessary, it will be provided by the Board of Directors. The Director Option Plan provides that each eligible director is granted an option to purchase 15,000 shares of Common Stock under the Director Option Plan on the date on which he or she first becomes a Director of the Company. In addition, on the same date, each new director is granted an option to purchase 10,000 shares of Common Stock under the 1991 Employee and Consultant Stock Plan (the "1991 Stock Plan"). Thereafter, each outside director is granted an option to purchase 5,000 additional shares of Common Stock (a "Subsequent Option") on January 1 of each year if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. In addition, an option to purchase 5,000 shares of Common Stock (a "Committee Option") is granted on January 1 of each year to each outside director for each committee of the Board on which he or she shall have served as a chairperson for at least six months.

         On January 2, 1998, each of Messrs. Kaplan, Phelps and Shamir were granted Subsequent Options to purchase up to 5,000 shares of the Company's Common Stock, at an exercise price of $19.25 per share, under the Director Option Plan.

         On January 2, 1998, Mr. Kaplan was granted a Committee Option to purchase up to 5,000 shares of the Company's Common Stock, at an exercise price of $19.25 per share, under the Director Option Plan.

         On July 2, 1998 each of Messrs. Ayalon and Kohavi were granted options to purchase up to 150,000 shares of the Company's Common Stock, at an exercise price of $18.5625, under the 1991 Stock Plan.

         On January 4, 1999, each of Messrs. Kaplan, Phelps and Shamir were granted Subsequent Options to purchase up to 5,000 shares of the Company's Common Stock, at an exercise price of $20.375 per share, under the Director Option Plan.

         On January 4, 1999, each of Messrs. Kaplan and Phelps were granted Committee Options to purchase up to 5,000 shares of the Company's Common Stock, at an exercise price of $20.375 per share, under the Director Option Plan.

         On February 5, 1999, the date on which they were appointed as directors of the Company, each of Messrs. Limon and Shani were granted an option to purchase up to 15,000 shares of the Company's Common Stock, at an exercise price of $13.625 per share under the Director Option Plan. On the same date, each of Messrs. Limon and Shani also were granted an option to purchase up to 10,000 shares of the Company's Common Stock, at an exercise price of $13.625 per share, under the 1991 Stock Plan.

         On April 21, 1999, each of Messrs. Ayalon and Kohavi were granted options to purchase up to 225,000 shares of the Company's Common Stock, at an exercise price of $18.4375, under the 1991 Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. Copies of these reports are also required to be delivered to the Company.

         Except as set forth below, the Company believes, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, that during the fiscal year ended December 31, 1998, all Reporting Persons complied with all applicable filing requirements, except for the following: Mr. Phelps inadvertently failed to report a sale of the Company's Common Stock on his Form 4 for the period of the sale; such sale was subsequently reported on a later Form 4.

                            SECURITY OWNERSHIP OF
                  CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of June 4, 1999, by (i) each stockholder known to the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each of the Company's directors; (iii) the Named Executive Officers (including three former executive officers) determined for the fiscal year ended December 31, 1998;
and (iv) all directors and executive officers of the Company as a group:

NAME OF                                                            SHARES                 APPROXIMATE PERCENT
BENEFICIAL OWNER                                           BENEFICIALLY OWNED (1)        BENEFICIALLY OWNED (2)
----------------                                           ----------------------        ----------------------
Magnum Technology, Ltd.
c/o Rothschild Corporate Fiduciary Services, Ltd.
P.O. Box 472
St. Peter's House, Le Bordage
St. Peter Port, Guernsey
Channel Islands GY1 6AX  (3)...............                    2,896,500                         ----%

Loomis, Sayles & Company, L.P.
One Financial Center
Boston, Massachusetts 02111  (4)...........                      450,800                         ----%

Mellon Bank Corporation
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258 (5).........                      537,300                         ----%

Samuel L. Kaplan  (6)......................                       78,188                           *

Zvi Limon  ................................                            *                           *

Millard Phelps  (7)........................                       13,167                           *

Yair Shamir  (8)...........................                       11,667                           *

Saul Shani  ...............................                            *                           *

Eliyahu Ayalon  (9)........................                      104,133                           *

Avi Basher  (10)...........................                       20,242                           *

Igal Kohavi  (11)..........................                      219,960                         ----%

David Tolub  ..............................                          357                           *

Gideon Wertheizer  (12)....................                       12,997                           *

Amir Karni  ...............................                            *                           *

All directors and executive officers
as a group (11 persons)  (13)..............                      460,711                         ----%

------------------------------------
*      Less than 1%

(1) To the Company's knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of the Company's Common Stock, subject to options currently exercisable or exercisable on or before August 3, 1999, are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Percentages are based on __________ shares of the Company's Common Stock outstanding as of June 4, 1999.

(3) Magnum Technology, Ltd. ("Magnum") filed Amendment No. 1 to a Schedule 13D, dated February 19, 1999, with the Securities and Exchange Commission on behalf of itself. Magnum reported sole voting and dispositive power over 2,896,500 shares.

(4) Loomis, Sayles & Company, L.P. ("Loomis") filed a Schedule 13G, dated February 10, 1999, with the Securities and Exchange Commission on behalf of itself. Loomis reported sole voting power over 375,400 shares and shared dispositive power over 450,800 over shares.

(5) Mellon Bank Corporation ("Mellon Bank") filed a Schedule 13G, dated February 5, 1999, with the Securities and Exchange Commission on behalf of itself. Mellon Bank reported sole voting power over 492,900 shares, sole dispositive power over 497,100 shares and shared dispositive power over 40,200 shares.

(6) Includes 22,520 shares held of record by the Kaplan, Strangis and Kaplan, P.A. Profit Sharing Trust FBO Samuel L. Kaplan. Also includes 34,668 shares of the Company's Common Stock, subject to options which are currently exercisable or will become exercisable on or before August 3, 1999.

(7) Includes 13,167 shares of the Company's Common Stock subject to options which are currently exercisable or will become exercisable on or before August 3, 1999.

(8) Includes 11,667 shares of the Company's Common Stock subject to options which are currently exercisable or will become exercisable on or before August 3, 1999.

(9) Includes 100,000 shares of the Company's Common Stock subject to options which are currently exercisable or will become exercisable on or before August 3, 1999.

(10) Includes 19,375 shares of the Company's Common Stock subject to options which are currently exercisable or will become exercisable on or before August 3, 1999.

(11) Includes 217,500 shares of the Company's Common Stock subject to options which are currently exercisable or will become exercisable on or before August 3, 1999.

(12) Includes 12,244 shares of the Company's Common Stock subject to options which are currently exercisable or will become exercisable on or before August 3, 1999.

(13) See footnotes (6) through (12). Includes 408,621 shares of the Company's Common Stock subject to options which are currently exercisable or will become exercisable on or before August 3, 1999.

                               PROPOSAL NO. 2
                 AMENDMENT AND RESTATEMENT OF THE COMPANY'S
                       1993 DIRECTOR STOCK OPTION PLAN

GENERAL

         The Company's stockholders are being asked to act upon a proposal to ratify the action of the Board amending and restating the Company's 1993 Director Stock Option Plan (the "Director Option Plan").

         The Board of the Directors of the Company amended and restated the Director Option Plan in June 1999, subject to stockholder approval to increase the number of shares of Common Stock reserved for issuance under the Director Option Plan from 175,000 shares to 275,000 shares.

         The purpose of the amendment is to enable the company to retain talented personnel for service as directors of the Company and to attract new talented personnel by offering them participation in the Company's Director Option Plan. Management believes that without such incentive it will be unable to attract and retain talented new personnel for the Company's Board.

         A general description of the principal terms of the Director Option Plan is set forth below. However, the summary does not purport to be a complete description of all of the provisions of the Director Option Plan. Any stockholder of the company who wishes to obtain a copy of the actual plan document may obtain a copy by writing to the Company, attention: Corporate and Investor Relations.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
            OF THE PROPOSED AMENDMENT TO THE DIRECTOR OPTION PLAN.

GENERAL DESCRIPTION

         In January 1994, the Board of Directors of the Company adopted the Director Option Plan, which was approved by the stockholders in January 1994. The Director Option Plan was subsequently amended and restated, as approved by the stockholders in May 1996. A total of 175,000 shares are currently reserved for issuance under the Director Option Plan. Options granted under the Director Option Plan shall be nonstatutory stock options. See "Certain Federal Income Tax Information" below for information concerning the tax treatment of nonstatutory stock options. As of May 31, 1999, options to purchase approximately 134,999 shares were outstanding under the Director Option Plan, a total of approximately 6,001 options to purchase shares had been exercised under the Director Option Plan, and approximately 34,000 shares remained reserved for issuance thereunder.

SUMMARY OF DIRECTOR OPTION PLAN

         PURPOSES. The purposes of the Director Option Plan are to attract and retain the best available personnel for service as directors of the Company, to provide additional incentive to the outside directors of the Company to serve as directors, and to encourage their continued service on the Board.

         ADMINISTRATION. The Director Option Plan shall be administered by the Board, but all grants of options under the Director Option Plan shall be automatic and nondiscretionary and shall be made strictly in accordance with the Director Option Plan.

         The Director Option Plan provides that each eligible director is granted an option to purchase 15,000 shares of Common Stock (the "First Option") on the later of the effective date of the Initial Public Offering (February 11, 1994), or the date on which the optionee first becomes a director of the Company. Thereafter, each outside director is to be granted an option to purchase 5,000 additional shares of Common Stock (a "Subsequent Option") on January 1 of each year if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. In addition, an option to purchase 5,000 shares of Common Stock (a "Committee Option") is to be granted on January 1 of each year to each outside director for each committee of the Board on which he or she shall have served as a chairperson for at least six months.

         The Board shall have the authority, in its discretion to determine, upon review of relevant information, the fair market value of the Common Stock, the exercise price per share of the options to be granted and to interpret the Director Option Plan. All decisions, determinations and interpretations of the Board shall be final and binding.

         ELIGIBILITY. The Director Option Plan provides that options may be granted only to outside directors of the Company.

         STOCK OPTIONS. Each option granted under the Director Option Plan is to be evidenced by a written stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

               (a) EXERCISE OF THE OPTION. Any stock option granted under the Director Option Plan shall be exercisable on the third anniversary of the date of the grant of the stock option and one-third of the shares of Common Stock shall vest every 12 months from the date of the grant. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company. The acceptable methods of payment for shares issued upon exercise of an option are set forth in the option agreement and may consist of (1) cash; (2) check; (3) promissory note; (4) shares of Common Stock; (5) the delivery of a properly executed exercise notice together with such other documentation as the Company and the broker, if applicable, shall require to effect an exercise and delivery to the Company of the amount of sale or loan proceeds required to pay the exercise price; (6) any combination of the foregoing methods or (7) such other consideration and method of payment permitted under applicable law.

               (b) EXERCISE PRICE. The exercise price of options granted under the Director Option Plan shall be 100% of the fair market value per share of Common Stock on the date of grant of the option.

               (c) TERMINATION. If an outside director ceases to serve as a director of the Company, he or she may, but only within three (3) months after the date he or she ceases to be a director, exercise his or her options as to all or part of the shares as to which the director was entitled to exercise at the date of such termination, provided that the option is exercised no later than its expiration date.

               (d) DISABILITY. If a director is unable to continue his or her service as a director with the Company as a result of total and permanent disability, he or she may exercise, but only within six months from the date of such disability, his or her options to the extent such options were exercisable at the date of disability, provided that the option is exercised no later than its expiration date.

               (e) DEATH. If a director should die during his or her service to the Company, options may be exercised at any time within 12 months after the date of death by the director's estate or a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the director continued living and remained in continuous service as a director for six months after the date of death, provided that the option is exercised no later than its expiration date. If a director should die within three months after the termination of his or her service to the Company as a director, the options may be exercised at any time within 12 months after the date of death by the director's estate or a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent that such options would have been exercisable by the director at the date of death, provided that the option is exercised no later than its expiration date.

               (f) TERM AND TERMINATION OF OPTIONS. Stock options shall be exercisable as to 100% of the shares of Common Stock subject to such stock options on the third anniversary of the date of the grant of the stock option, and that one-third of the shares of Common Stock shall vest every 12 months from the date of the grant. The term of each option shall be 10 years from the date of the grant.

               (g) NONTRANSFERABILITY OF OPTIONS. An option is not transferable by a director, other than by will or the laws of descent and distribution, and is exercisable during the director's lifetime only by the director.

               (h) OTHER PROVISIONS. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Director Option Plan as may be determined by the Board.

         ADJUSTMENTS; DISSOLUTIONS; MERGERS AND ASSET SALES. In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the number of shares under the Director Option Plan and the price per share covered by each outstanding option.

         In the event of the proposed dissolution or liquidation of the Company, all outstanding options will terminate immediately prior to the consummation of such proposed action. However, the Board may, in its discretion, make provision for accelerating the exercisability of options outstanding under the Director Option Plan in the event of such a proposed dissolution or liquidation. In the event of the merger of the Company with or into another corporation or a proposed sale of all or substantially all of the assets of the Company, each outstanding option shall be assumed or substituted by such successor corporation. However, if a successor does not so assume or substitute, the Board may determine, in its sole discretion and in lieu of such assumption or substitution, that the participant shall have the right to exercise the option as to all shares subject to such option, including shares as to which the option would not otherwise be exercisable. If the Board determines that options shall be fully exercisable in lieu of assumption or a substitution, the Company shall notify the participant that the option will be fully exercisable for a period of 30 days from the date of such notice and that the option will terminate upon the expiration of such period.

         AMENDMENT AND TERMINATION OF THE DIRECTOR OPTION PLAN. The Board may amend the Director Option Plan at any time or from time to time or may terminate the Director Option Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the Director Option Plan for which stockholder approval would be required under applicable law, as in effect at the time. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the Director Option Plan. In any event, the Director Option Plan shall terminate in January 2004.

AMENDED PLAN BENEFITS

         The benefits or amounts that will be received by or allocated to directors under the Director Option Plan will not change as a result of the proposed amendment. The Company cannot now determine the number of options to be granted in the future under the Director Option Plan to all current directors as a group. The benefits or amounts that will be received by or allocated to the Company's directors under the Director Option Plan will not change as a result of the proposed amendment and remain fixed and non-discretionary, as described above.

CERTAIN FEDERAL INCOME TAX INFORMATION

         A director will not recognize any taxable income at the time he or she is granted a nonstatutory option under the Director Option Plan. However, upon its exercise, the director will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price.

         The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by a director with respect to shares acquired upon exercise of an option.

         The foregoing summary of the federal income tax consequences of Director Option Plan transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss foreign, state or local tax consequences.

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present or represented at the Annual Meeting is required to approve the amendment and restatement of the Director Option Plan.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE
              PROPOSED AMENDMENT TO THE DIRECTOR OPTION PLAN.
                      AN ABSTENTION WILL HAVE THE SAME
                   EFFECT AS A VOTE AGAINST THE PROPOSAL.

                                PROPOSAL NO. 3
                  AMENDMENT AND RESTATEMENT OF THE COMPANY'S
                    1991 EMPLOYEE AND CONSULTANT STOCK PLAN

GENERAL

         The Company's stockholders are being asked to act upon a proposal to ratify the action of the Board amending the 1991 Stock Plan.

         The Board has approved an amendment and restatement of the 1991 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,500,000 shares, bringing the total number of shares issuable under the 1991 Stock Plan to 4,300,000. The purpose of the increase is to enable the Company to retain talented employees and consultants and to attract talented new employees and consultants by offering them participation in the Company's 1991 Stock Plan. Management believes that without such incentive it will be unable to attract and retain talented individuals providing services to the Company. In the event the stockholders do not approve the proposed increase in the number of shares of Common Stock reserved for issuance under the 1991 Stock Plan, the Company will not be able to issue employees additional incentive stock options under the 1991 Stock Plan because options have already been granted with respect to substantially all of the shares reserved under the 1991 Stock Plan.

         A general description of the principal terms of the 1991 Stock Plan is set forth below. However, the summary does not purport to be a complete description of all of the provisions of the 1991 Stock Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may obtain a copy by writing to the Company, attention: Corporate and Investor Relations.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
      OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE 1991 STOCK PLAN.

GENERAL DESCRIPTION

         In October 1991, the Board of Directors of the Company adopted the 1991 Stock Plan, which was approved by the stockholders in October 1991. The 1991 Stock Plan was subsequently amended and restated, as approved by the stockholders in January 1994, April 1994, May 1995, May 1996 and May 1998. A total of 2,800,000 shares are currently reserved for issuance under the 1991 Stock Plan and the Company's terminated 1991 Israeli Option Plan. Options granted under the 1991 Stock Plan may be either incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory stock options. See "Certain Federal Income Tax Information" below for information concerning the tax treatment of both incentive stock options and non-statutory stock options. As of December 31, 1998, options to purchase approximately 2,187,622 shares were outstanding under the 1991 Stock Plan, a total of approximately 1,588,919 options to purchase shares had been exercised under the 1991 Stock Plan, and approximately 23,460 shares remained reserved for issuance thereunder.

SUMMARY OF THE 1991 STOCK PLAN

         PURPOSES. The purposes of the 1991 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive for employees and consultants of the Company and to promote the success of the Company's business.

         ADMINISTRATION. With respect to the grant of options to employees who are also officers or directors subject to Section 16 of the Exchange Act, the 1991 Stock Plan shall be administered by (i) the Board of Directors of the Company provided that the Board may do so in compliance with Rule 16b-3 promulgated under the Exchange Act; or (ii) a committee designated by the Board and constituted in such a manner as to comply with Rule 16b-3. With respect to grants to employees or consultants who are neither officers nor directors of the Company, the 1991 Stock Plan shall be administered by the Board or by a committee of the Board. The 1991 Stock Plan is currently administered by the Compensation Committee of the Board.

         The administrators of the 1991 Stock Plan have full power to select, from among the employees and consultants of the Company eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant, and to determine the specific terms of each grant, including the number of shares subject to each option, subject to the provisions of the 1991 Stock Plan. The interpretation and construction of any provision of the 1991 Stock Plan by the administrators shall be final and conclusive. Members of the Board receive no additional compensation for their services in connection with the administration of the 1991 Stock Plan.

         ELIGIBILITY. The 1991 Stock Plan provides that options may be granted to employees (including officers and directors who are also employees) and consultants to the Company or its subsidiaries. Incentive stock options may only be granted to employees. No employee or consultant may be granted in any fiscal year of the Company, options to purchase more than 500,000 shares of Company Common Stock.

         STOCK OPTIONS. Each option granted under the 1991 Stock Plan is to be evidenced by a written stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

               (1) EXERCISE OF THE OPTION. The Board or its committee determines on the date of grant when options will become exercisable. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company. The acceptable methods of payment for shares issued upon exercise of an option are set forth in the option agreement and may consist of (1) cash; (2) check; (3) promissory note; (4) shares of Common Stock; (5) the delivery of a properly executed exercise notice together with such other documentation as the Board and the broker, if applicable, shall require to effect an exercise and delivery to the Company of the amount of sale or loan proceeds required to pay the exercise price; (6) a reduction in the amount of any Company liability to the optionee, including any liability attributable to the optionee's participation in any Company-sponsored deferred compensation program or arrangement; (7) any combination of the foregoing methods or (8) such other consideration and method of payment permitted under applicable law.

               (2) EXERCISE PRICE. The exercise price of options granted under the 1991 Stock Plan is determined on the date of grant. The exercise price of incentive stock options must be at least 100% of the fair market value per share of the Common Stock at the time of grant. In the case of incentive stock options granted to an employee who at the time of grant owns more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary thereof, the exercise price must be at least 110% of the fair market value per share of the Common Stock at the time of grant. In the event of the grant of a non-statutory option with an exercise price below the then fair market value of the Common Stock, the difference between fair market value on the date of grant and the exercise price would be treated as a compensation expense for accounting purposes and would therefore affect the Company's earnings.

               (3) TERMINATION. If the optionee's employment or consulting relationship with the Company is terminated for any reason (other than death or total and permanent disability), options may be exercised within such period as is determined by the Board or its committee after such termination as to all or part of the shares as to which the optionee was entitled to exercise at the date of such termination, provided that the option is exercised no later than its expiration date.

               (4) DISABILITY. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of total and permanent disability, options may be exercised at any time within 12 months from the date of disability to the extent such options were exercisable at the date of disability, provided that the option is exercised no later than its expiration date.

               (5) DEATH. If an optionee should die, options may be exercised at any time within 12 months after the date of death by the optionee's estate or a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent that such options would have been exercisable by the optionee at the date of death, provided that the option is exercised no later than its expiration date.

               (6) TERM AND TERMINATION OF OPTIONS. At the time an option is granted, the Board or its committee determines the period within which the option may be exercised. In no event may the term of an incentive stock option be longer than ten years. No option may be exercised by any person after the expiration of its term. An incentive stock option granted to an optionee who, at the time such option is granted, owns stock possessing more than 10% of the voting power of all classes of stock of the Company may not have a term of more than five years.

               (7) NONTRANSFERABILITY OF OPTIONS. An option is not transferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee.

               (8) OTHER PROVISIONS. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1991 Stock Plan as may be determined by the Board or its committee.

         ADJUSTMENTS; DISSOLUTIONS; MERGERS AND ASSET SALES. In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the number of shares under the 1991 Stock Plan, the price per share covered by each outstanding option and the maximum number of shares that may be awarded under options to any individual in any fiscal year of the Company.

         In the event of the proposed dissolution or liquidation of the Company, all outstanding options will terminate immediately prior to the consummation of such proposed action. However, the Board may, in its discretion, make provision for accelerating the exercisability of options outstanding under the 1991 Stock Plan in the event of such a proposed dissolution or liquidation. In the event of the merger of the Company with or into another corporation or a proposed sale of all or substantially all of the assets of the Company, each outstanding option shall be assumed or substituted by such successor corporation. However, if a successor does not assume or substitute the outstanding option, the Board may determine, in its sole discretion and in lieu of such assumption or substitution, that the participant shall have the right to exercise the option as to all shares subject to such option, including shares as to which the option would not otherwise be exercisable. If the Board determines that options shall be fully exercisable in lieu of assumption or substitution, the Company shall notify the participant that the option will be fully exercisable for a period of 15 days from the date of such notice and that the option will terminate upon the expiration of such period.

         In the event of a "Change of Control" of the Company, as defined in the 1991 Stock Plan, the following acceleration and valuation provisions shall apply: (1) except as otherwise determined by the Board, in its discretion, in the event of an anticipated Change of Control, any options outstanding on the date such Change of Control is determined to have occurred that are not yet exercisable and vested on such date shall become fully exercisable and vested; (2) except as otherwise determined by the Board, in its discretion, in the event of an anticipated Change of Control, all outstanding options, to the extent they are exercisable and vested (including options that shall become exercisable and vested pursuant to (1) above), shall be terminated in exchange for a cash payment equal to the Change of Control Price (reduced by the exercise price applicable to such options). These cash proceeds shall be paid to the optionee or, in the event of death of an optionee, prior to payment, to the estate of the optionees or a person who acquired the right to exercise the option by bequest or inheritance; and
(3) any payment made in the event of a Change of Control shall not exceed the maximum amount which could be paid to an optionee without having the payment treated as an "excess parachute payment" within the meaning of Section 280G of the Code.

         AMENDMENT AND TERMINATION OF THE 1991 STOCK PLAN. The Board may amend the 1991 Stock Plan at any time or from time to time or may terminate the 1991 Stock Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the 1991 Stock Plan for which stockholder approval would be required under applicable law, as in effect at the time. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 1991 Stock Plan. The Board may accelerate the vesting of any option or waive any condition or restriction pertaining to such option at any time. The Board may also substitute new stock options for previously granted stock options, including previously granted stock options having higher option prices, and may reduce the exercise price of any option to the then current fair market value, if the fair market value of the Common Stock covered by such option shall have declined since the date the option was granted. In any event, the 1991 Stock Plan shall terminate in October 2001. Any options outstanding under the 1991 Stock Plan at the time of its termination shall remain outstanding until they expire by their terms.

AMENDED PLAN BENEFITS

         The benefits or amounts that will be received by or allocated to the Named Executive Officers, all current executive officers and all other employees under the 1991 Stock Plan will not change as a result of the proposed amendment, except that additional shares will be available for issuance under the 1991 Stock Plan. Such benefits and amounts are not determinable because all awards are made at the discretion of the Compensation Committee. The benefits or amounts that will be received by or allocated to the Company's non-employee directors under the 1991 Stock Plan will not change as a result of the proposed amendments and remain fixed and non-discretionary, as described above.

CERTAIN U.S. FEDERAL INCOME TAX INFORMATION

         An optionee in the United States who is granted an incentive stock option will not recognize taxable income either at the time of grant or exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

         An optionee in the United States will not recognize any taxable income at the time he or she is granted a non-statutory stock option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercised by an optionee who is also an employee or a former employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

         The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by an optionee with respect to shares acquired upon exercise of an option.

         The foregoing summary of the federal income tax consequences of 1991 Stock Plan transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss foreign, state or local tax consequences.

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present or represented at the Annual Meeting is required to approve the amendment and restatement of the 1991 Stock Plan.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
      OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE 1991 STOCK PLAN.
                    AN ABSTENTION WILL HAVE THE SAME EFFECT
                        AS A VOTE AGAINST THE PROPOSAL.

                                  PROPOSAL 4:
                   AMENDMENT TO ARTICLE IV OF THE COMPANY'S
               RESTATED CERTIFICATE OF INCORPORATION TO INCREASE
             THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         The Company's stockholders are asked to act upon a proposal to authorize the Board of Directors to amend, at any time prior to the next Annual meeting of Stockholders of the Company, Article IV of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 shares to 50,000,000 shares. In June 1999, the Board approved this amendment of the Restated Certificate of Incorporation, subject to stockholder approval. The Board directed that this proposal be submitted to the Company's stockholders for consideration and action.

         The following is the text of the first paragraph of Article IV of the Company's Restated Certificate of Incorporation, as proposed to be amended to effect the increase in the total number of authorized shares of Common Stock of the Company:

         "The Corporation is authorized to issue two classes of stock to be designated, respectively, Preferred Stock, par value $.001 per share ("Preferred"), and Common Stock, par value $.001 per share ("Common"). The total number of shares of Common that the Corporation shall have the authority to issue is 50,000,000. The total number of shares of Preferred that the Corporation shall have authority to issue is 5,000,000. The Preferred Stock may be issued from time to time in one or more series."

         If this Proposal is approved by the stockholders of the Company, the amendment to Article IV of the Restated Certificate of Incorporation would be effected on any date (the "Effective Date") selected by the Board of Directors on or prior to the Company's next Annual Meeting of Stockholders, which the Board anticipates will be held in June 2000, and the Company will file a Certificate of Amendment of its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting the increase in authorized shares. If the amendment is not effected by such date, the Board will take action to abandon the amendment pursuant to Section 242(c) of the Delaware General Corporation Law.

PURPOSES AND EFFECTS OF THE INCREASE IN THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         The amendment to the Restated Certificate of Incorporation described in this Proposal Number 4 would increase the number of shares of Common Stock that the Company is authorized to issue from 20,000,000 to 50,000,000 shares. The Company believes that the availability of the additional shares will provide it with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. For example, shares of stock may be required in order to effect such things as financings, corporate mergers or acquisitions, an increase in the number of shares reserved under any of the Company's stock option or stock purchase plans, stock dividends, stock splits or other corporate purposes. At present, the Company has no specific plans, agreements or understandings to undertake any such actions that would involve the issuance of additional shares of capital stock. No further action or authorization by the stockholders would be necessary prior to the issuance of additional shares unless applicable laws or regulations require such approval.

         Stockholders should note that certain disadvantages may result from the adoption of this Proposal Number 4. After the proposed amendment to the Restated Certificate of Incorporation is effected, there would be a greater number of shares of Common Stock available for issuance by the Company, and stockholders could therefore experience a significant reduction in the stockholders' interest in the Company with respect to earnings per share, voting, liquidation value and book and market value per share if the additional authorized shares are issued.

         The availability for issuance of additional shares of the Company's Common Stock would also enable the Board to render more difficult or discourage an attempt to obtain control of the Company. For example, the issuance of shares in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The Company is not aware of any pending or threatened efforts to obtain control of the Company.

         Each additional share of Common Stock authorized by the amendment to the Restated Certificate of Incorporation described in this Proposal Number 4 would have the same rights and privileges as each share of Common Stock currently authorized or outstanding.

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will be necessary for the approval of the amendment to Article IV of the Restated Certificate of Incorporation.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
                  OF THE PROPOSED AMENDMENT TO ARTICLE IV OF
             THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

                       AN ABSTENTION WILL HAVE THE SAME
                    EFFECT AS A VOTE AGAINST THE PROPOSAL.

                                PROPOSAL NO. 5
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Kost, Forer & Gabbay, a member of Ernst & Young International, has been appointed by the Board to be the Company's independent auditors for the Company's fiscal year ending December 31, 1999. In the event that ratification of this selection of independent auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of independent auditors.

         A representative of Kost, Forer & Gabbay is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE
                  APPOINTMENT OF KOST, FORER & GABBAY AS THE
              COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR
                          ENDING DECEMBER 31, 1999.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

         The following table sets forth all compensation earned by the Company's Chief Executive Officer and the Named Executive Officers of the Company for the years ended December 31, 1998, 1997 and 1996:

                          SUMMARY COMPENSATION TABLE

                                                                                                         LONG-TERM
                                                                     ANNUAL COMPENSATION             COMPENSATION AWARDS
                                                                --------------------------------     -------------------
                                                                                                         SECURITIES
                                                                   SALARY (1)          BONUS (2)     UNDERLYING OPTIONS
NAME AND PRINCIPAL POSITION                             YEAR            $                  $                (#)
---------------------------                             ----    ----------------    -------------    -------------------
Eliyahu Ayalon                                          1998         $294,952           $240,000           150,000
  Chief Executive Officer, President and                1997          283,747            212,500           150,000
  Director                                              1996          157,493(3)          72,000           160,000

Igal Kohavi                                             1998          294,630            240,000           150,000
  Chairman of the Board                                 1997          280,620            212,500           150,000
                                                        1996          250,000             72,000           140,000

Avi Basher (4)                                          1998          174,082             45,000            10,000
  Vice President of Finance,  Chief Financial           1997          163,299             45,000            30,000
  Officer and Secretary                                 1996           31,822(5)              --            50,000

David Tolub (6)                                         1998          110,859(7)              --            50,000
  Vice President -- Sales                               1997               --                 --                --
                                                        1996               --                 --                --

Gideon Wertheizer (8)                                   1998          172,122             50,000            20,000
  Vice President -- Marketing                           1997          146,362             45,000            15,000
                                                        1996               --                 --                --

Amir Karni (9)                                          1998          125,644             10,000            10,000
  Former Vice President, Research and                   1997           61,317(10)             --            22,000
  Development                                           1996               --                 --                --

--------------------------
(1) The salaries of officers located in Israel include social benefit payments and car allowances.

(2) The Company's executive officers are eligible for annual cash bonuses. Such bonuses are generally based upon achievement of corporate performance objectives determined by the Company's Compensation Committee. Bonuses are awarded by the Compensation Committee based upon individual, as well as corporate, performance. The Company pays bonuses in the year following that in which the bonuses were earned.

(3) Represents Mr. Ayalon's salary from his appointment as Chief Executive Officer, President and Director of the Company in April 1996.

(4) Mr. Basher resigned as Vice President of Finance, Chief Financial Officer and Secretary in May 1999.

(5) Represents Mr. Basher's salary from his appointment as Vice President of Finance, and Chief Financial Officer of the Company in October 1996.

(6) Mr. Tolub was appointed an executive officer of the Company in May 1998 and resigned as such in April 1999.

(7)  Includes $12,357 of commissions earned by Mr. Tolub in 1998.

(8) Mr. Wertheizer was appointed an executive officer of the Company in November 1997.

(9) Mr. Karni resigned as Vice President, Research and Development in November 1998.

(10) Represents Mr. Karni's salary from his appointment as Vice President of Research and Development of the Company in July 1997.

OPTION GRANTS

         The following table sets forth certain information with respect to stock options granted during 1998 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Company's Common Stock.

                             OPTION GRANTS IN 1998
                             INDIVIDUAL GRANTS (1)

                                                                                             POTENTIAL REALIZABLE
                            NUMBER OF                                                    VALUE AT ASSUMED ANNUAL RATES
                           SECURITIES       % OF TOTAL                                    OF STOCK PRICE APPRECIATION
                           UNDERLYING        OPTIONS                                            FOR OPTION TERM
                             OPTIONS        GRANTED TO
                             GRANTED        EMPLOYEES       EXERCISE       EXPIRATION
      NAME                     (#)           IN 1998          PRICE           DATE            5%               10%
----------------------     ----------       ----------     ----------     -----------    ------------     ------------
Eliyahu Ayalon               150,000          18.94%         $18.563        07/02/05      $1,133,551       $2,641,655

Igal Kohavi                  150,000          18.94%          18.563        07/02/05       1,133,551        2,641,655

Avi Basher                    10,000          1.26%           18.875        08/03/05          76,840          179,070

David Tolub                   50,000          6.31%           19.50         05/27/05         396,923          924,999

Gideon Wertheizer             20,000          2.53%           18.875        08/03/05         153,680          358,141

Amir Karni                    10,000          1.26%           18.875        08/03/05          76,840          179,070

--------------------------
(1)    All options were granted pursuant to the 1991 Stock Plan.

OPTION EXERCISES AND OPTION VALUES

         The following table sets forth information concerning option exercises during 1998 and the aggregate value of unexercised options as of December 31, 1998 held by each of the Named Executive Officers.

                      AGGREGATED OPTION EXERCISES IN 1998
                    AND OPTION VALUES AT DECEMBER 31, 1998

                                                        NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                             AGGREGATE OPTION      UNDERLYING UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS AT
                             EXERCISES IN 1998          AT DECEMBER 31, 1998              DECEMBER 31, 1998 (1)
                         ------------------------  ------------------------------     -----------------------------
                           SHARES
                          ACQUIRED       VALUE
                         ON EXERCISE   REALIZED
      NAME                   (#)         ($)(2)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------        -----------  -----------  -------------    -------------     -----------     -------------
Eliyahu Ayalon                  --           --        85,000          257,500          $423,594         $735,781

Igal Kohavi                     --           --       177,500          252,500           719,219          686,406

Avi Basher                  12,500     $146,945        11,250           53,750           115,313          543,438

David Tolub                     --           --            --           50,000                --           68,750

Gideon Wertheizer            5,586       57,959         8,437           36,645            21,563           94,160

Amir Karni                      --           --         6,874           25,126            20,193           64,432

--------------------------
(1) Calculated on the basis of the closing price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1998 of $20.875 per share, minus the exercise price.

(2) Calculated on the basis of the broker's reported sale price of the Company's Common Stock subject to the option, minus the exercise price.

EMPLOYMENT AGREEMENTS

         The following Named Executive Officers have written employment agreements with the Company: Messrs. Ayalon and Kohavi.

         In April 1996, Mr. Ayalon entered into an employment agreement with DSP Semiconductors, Ltd., the Company's wholly owned subsidiary in Israel ("DSP Semiconductors"), pursuant to which Mr. Ayalon is to serve as the President and Chief Executive Officer of the Company. The term of the agreement is indefinite. The agreement originally provided for a fixed monthly salary of NIS 47,000 (approximately U.S. $15,000), which shall be adjusted monthly to the Consumer Price Index of Israel. In June 1997, the Board of Directors increased Mr. Ayalon's monthly salary to NIS 69,295 (approximately U.S. $20,500). Mr. Ayalon also is entitled to an annual bonus, the amount of which is determined at the sole discretion of the Board of Directors. The agreement may be terminated by the Company or Mr. Ayalon, without cause (as defined in the agreement), upon six months advance written notice. Mr. Ayalon's employment agreement was amended in November 1997 to provide for the following: (i) Mr. Ayalon's base compensation shall be fixed at the commencement of each year, but shall not be subject to reduction during the term of the agreement; (ii) if Mr. Ayalon terminates the agreement without good reason or if the Company terminates the agreement for cause, then no further payments shall be made to Mr. Ayalon pursuant to the agreement and he shall be subject to a one-year prohibition against competition in addition to the customary prohibitions against disclosure of trade secrets; (iii) upon a change of control of the Company or if the agreement is terminated by Mr. Ayalon for good reason or by the Company without cause, then all rights of Mr. Ayalon under the agreement would continue for two years and all options held by Mr. Ayalon would accelerate and immediately vest and be exercisable in whole or in part at any time during the remaining two-year term of the agreement; and (iv) in the event of death or permanent disability of Mr. Ayalon, all options shall accelerate and immediately vest.

         In June 1997, Mr. Kohavi entered into an employment agreement with DSP Semiconductors pursuant to which Mr. Kohavi is to serve as the Chairman of the Board of Directors of the Company. The term of the agreement is indefinite. The agreement provided for a fixed monthly salary of NIS 69,295 (approximately U.S. $20,500), which shall be adjusted monthly to the Consumer Price Index of Israel. Mr. Kohavi also shall be entitled to an annual bonus, the amount of which is determined at the sole discretion of the Board of Directors. The agreement may be terminated by the Company or Mr. Kohavi, without cause (as defined in the agreement), upon six months advance written notice. Mr. Kohavi's employment agreement was amended in November 1997 to provide for the following: (i) Mr. Kohavi's base compensation shall be fixed at the commencement of each year, but shall not be subject to reduction during the term of the agreement; (ii) if Mr. Kohavi terminates the agreement without good reason or if the Company terminates the agreement for cause, then no further payments shall be made to Mr. Kohavi pursuant to the agreement and he shall be subject to a one year prohibition against competition in addition to the customary prohibitions against disclosure of trade secrets; (iii) upon a change of control of the Company or if the agreement is terminated by Mr. Kohavi for good reason or by the Company without cause, then all rights of Mr. Kohavi under the agreement would continue for two years and all options held by Mr. Kohavi would accelerate and immediately vest and be exercisable in whole or in part at any time during the remaining two-year term of the agreement; and (iv) in the event of death or permanent disability of Mr. Kohavi, all options shall accelerate and immediately vest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Company during 1998 consisted of Messrs. Kaplan, Phelps and Shamir; Mr. Kaplan served as its Chairman. No member of this committee is a present or former officer or employee of the Company or any of its subsidiaries. Other than Mr. Kohavi, no executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Mr. Kohavi serves as the Chairman of the Board of VCON Telecommunications, Ltd., a public company listed on the Nouveau Marcheand located in Israel, for which Mr. Shamir serves as President and CEO.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY

STATEMENT IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE STOCK PERFORMANCE GRAPH THAT FOLLOWS SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

         The Compensation Committee of the Company's Board of Directors, which is comprised solely of independent, non-employee Board members, has the authority and responsibility to establish the overall compensation strategy for the Company, including salary and bonus levels, administer the Company's incentive compensation and benefit plans, 401(k) plans, and stock option and purchase plans, and review and make recommendations to the Board with respect to the Company's executive compensation. Messrs. Kaplan, Shamir and Shani are the current members of the Compensation Committee.

         COMPENSATION POLICY. The Company's compensation policy, as established by the Compensation Committee, states that the executive officers' total annual cash compensation should vary with the performance of the Company and that long-term incentives awarded to such officers should be aligned with the interest of the Company's stockholders. The Company has designed its executive compensation program to attract and retain executive officers who will contribute to the Company's long-term success, to reward executive officers who contribute to the Company's financial performance and to link executive officer compensation and stockholder interests through the grant of stock options under the 1991 Employee and Consultant Stock Plan (the "1991 Stock Plan").

         Compensation of the Company's executive officers consists of three principal components: salary, bonus and long-term incentive compensation consisting of stock option grants.

         SALARY. The base salaries of the Company's executive officers are reviewed annually and are set by the Compensation Committee. When setting base salary levels, in a manner consistent with the Compensation Committee's policy outlined above, the Committee considers competitive market conditions for executive compensation, the Company's performance and the performance of the individual executive officer.

         BONUS. For the fiscal year ended December 31, 1998, the Compensation Committee evaluated the performance of, and set the bonuses payable to, the Chief Executive Officer and the other executive officers of the Company. The performance factors utilized by the Compensation Committee in determining whether bonuses should be awarded to the Company's executive officers included the following: (1) increased sales of the Company's products and increased profitability of the Company during fiscal 1998; (2) the officer's overall individual performance in his position and his relative contribution to the Company's performance during the year; and (3) the desire of the Board of Directors to retain the executive officer in the face of considerable competition for executive talent within the industry. The Board of Directors or the Compensation Committee in the future may modify the foregoing criteria or select other performance factors with respect to bonuses paid to executive officers for any given fiscal year.

         LONG-TERM INCENTIVE COMPENSATION. The Company believes that stock option grants (1) align executive officer interests with stockholder interests by creating a direct link between compensation and stockholder return, (2) give executive officers a significant, long-term interest in the Company's success, and (3) help retain key executive officers in a competitive market for executive talent.

         The 1991 Stock Plan authorizes the Board, or a committee thereof, to grant stock options to employees and consultants of the Company, including the executive officers. Stock option grants are made from time to time to executive officers whose contributions have or will have a significant impact on the Company's long-term performance. The Company's determination of whether stock option grants are appropriate is based upon individual performance measures established for each individual on an annual basis. Options are not necessarily granted to each executive officer during each year. Generally, options granted to executive officers vest as to 25% of the grant on the first anniversary of the date of grant with the remaining options vesting quarterly over the next three years and expire five years from the date of grant. Details on stock options granted to certain executive officers in 1998 are provided in the table entitled "Option Grants in 1998."

         COMPENSATION OF CHIEF EXECUTIVE OFFICER. The Board of Directors considered the following factors in evaluating the performance of, and setting the bonus compensation for, Mr. Ayalon, the Company's Chief Executive Officer and President since April 1996: the increase in the net income of the Company from the prior year, the Company's stock price and the time and effort that Mr. Ayalon individually applied in connection with the execution of his duties. The Compensation Committee believes that the salary, bonus and long-term incentive compensation paid to Mr. Ayalon for the fiscal year ended December 31, 1998 were appropriate based on the above criteria.

         COMPENSATION POLICY REGARDING DEDUCTIBILITY. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers in 1998 did not exceed the $1 million limit per officer. The 1991 Stock Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under such plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Compensation Committee currently intends to limit the dollar amount of all other compensation payable to the Company's executive officers to no more than $1 million. The Compensation Committee is aware of the limitations imposed by Section 162(m), and the exemptions available therefrom, and will address the issue of deductibility when and if circumstances warrant, and may use such exemptions in addition to the exemption contemplated under the 1991 Stock Plan.

Submitted by the Compensation Committee:

         Samuel L. Kaplan
         Millard Phelps
         Yair Shamir

STOCK PERFORMANCE GRAPH

         The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Standard & Poor's 500 Index and Standard & Poor's Technology Sector Index. The period shown commences on February 11, 1994, the date that the Company's Common Stock was registered under Section 12 of the Exchange Act, and ends on December 31, 1998, the end of the Company's last fiscal year. The graph assumes an investment of $100 on February 11, 1994, and the reinvestment of any dividends.

         The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's Common Stock.

                         TOTAL RETURN TO STOCKHOLDERS
                    FEBRUARY 11, 1994 TO DECEMBER 31, 1998

                                                   CUMULATIVE TOTAL RETURN
                          -----------------------------------------------------------------------
                          2/11/94   3/94   6/94   9/94   12/94   3/95   6/95   9/95   12/95  3/96

DSP GROUP, INC.            $100     $116   $###    $158   $139   $163   $179   $127   $ 82   $ 89
S&P 500                     100       93     93      98     98    108    118    127    135    142
S&P TECHNOLOGY SECTOR       100       99     95     104    111    125    154    163    160    169

                                                   CUMULATIVE TOTAL RETURN
                          --------------------------------------------------------------------------
                          6/96   9/96  12/96   3/97   6/97   9/97  12/97   3/98  6/98  9/98  12/98

DSP GROUP, INC.           $ 66   $ 59   $ 61   $ 66   $107   $280   $143   $137  $141  $105   $149
S&P 500                    148    153    166    170    200    215    221    252   260   234    284
S&P TECHNOLOGY SECTOR      183    201    227    229    279    326    286    346   375   369    495

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OTHER TRANSACTIONS

         The Company entered into a consulting agreement, date as of June 29, 1998, with Mr. Phelps, an outside director of the Company. Pursuant to the terms of the agreement, from May 1998 through December 1998, Mr. Phelps was to provide advice to the Company's Chairman of the Board regarding identifying potential merger and acquisition candidates. The agreement provided that Mr. Phelps be paid $4,000 per month for his services.

         On February 2, 1999, the Company entered into a stock purchase agreement with Magnum Technologies, Ltd., an international investment fund ("Magnum"), in which the Company issued and sold 2,300,000 new shares of the Company's Common Stock to Magnum. Based in part on Magnum's representations, the transaction was exempt from the registration requirements of the Securities Act of 1933 according to Section 4(2) of the Securities Act. These shares, representing 19.6% of the Company's outstanding Common Stock at the time of the transaction, were issued for a price of $15 per share, or an aggregate of $34.5 million in total net proceeds to the Company. As part of the agreement, Magnum may acquire additional shares of the Company in the open market, but may not bring its total holdings to more than 35% of the Company's outstanding shares of Common Stock. Furthermore, Magnum has agreed not to sell any of the shares of the Company's Common Stock it purchased without the prior written consent of the Company for a period of one year following the date of this transaction, and also to restrict its sales of the shares for an additional six-month period under Rule 144(e)(i) of the Securities Act of 1933.

         The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law.

         All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested, non-employee directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             STOCKHOLDER PROPOSALS

         To be considered for presentation to the Annual Meeting of the Company's stockholders to be held in 2000, a stockholder proposal must be received by Moshe Zelnik, Secretary, DSP Group, Inc., 3120 Scott Boulevard, Santa Clara, California 95054, no later than February 18, 2000.

                                 OTHER MATTERS

         The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

         It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                       By Order of the Board of Directors,




                                       Igal Kohavi,
                                       CHAIRMAN OF THE BOARD

June __, 1999
Santa Clara, California

                     THIS PROXY IS SOLICITED ON BEHALF OF
                   THE BOARD OF DIRECTORS OF DSP GROUP, INC.
                FOR THE 1999 ANNUAL MEETING OF THE STOCKHOLDERS

                                 JULY 19, 1999

     The undersigned stockholder of DSP GROUP, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June __, 1999, and the 1998 Annual Report to Stockholders and hereby appoints Eliyahu Ayalon and Moshe Zelnik or either of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Stockholders of DSP GROUP, INC. to be held on July 19, 1999 at 9:00 a.m., local time, at DSP GROUP, INC.'s principal executive offices located at 3120 Scott Boulevard, Santa Clara, California, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT AND RESTATEMENT OF THE DSP GROUP, INC. 1993 DIRECTOR OPTION PLAN, FOR THE AMENDMENT AND RESTATEMENT OF THE DSP GROUP 1991 EMPLOYEE AND CONSULTANT STOCK PLAN, FOR THE AMENDMENT AND RESTATEMENT OF ARTICLE IV OF THE RESTATED CERTIFICATE OF INCORPORATION, FOR THE RATIFICATION OF THE APPOINTMENT OF KOST, FORER & GABBAY AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     1.  ELECTION OF A DIRECTOR:

         ____  FOR the nominee listed below   ____  WITHHOLD AUTHORITY to vote
               (except as indicated)                for the nominee listed below

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH SUCH NOMINEE'S NAME LISTED BELOW.

         YAIR SHAMIR
         SAUL SHANI

     2. PROPOSAL TO RATIFY AND APPROVE THE AMENDMENT AND RESTATEMENT OF THE DSP GROUP, INC. 1993 DIRECTOR OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER:

         _____  FOR              _____  AGAINST           _____  ABSTAIN

     3. PROPOSAL TO RATIFY AND APPROVE THE AMENDMENT AND RESTATEMENT OF THE DSP GROUP, INC. 1991 EMPLOYEE AND CONSULTANT STOCK PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER:

         _____  FOR              _____  AGAINST           _____  ABSTAIN

     4. PROPOSAL TO RATIFY THE AMENDMENT AND RESTATEMENT OF ARTICLE IV OF THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK:

         _____  FOR              _____  AGAINST           _____  ABSTAIN

     5. PROPOSAL TO RATIFY THE APPOINTMENT OF KOST, FORER & GABBAY AS THE INDEPENDENT AUDITORS OF DSP GROUP, INC. FOR FISCAL 1999:

         _____  FOR              _____  AGAINST           _____  ABSTAIN



                                       DATED:  _____________________, 1999



                                       ________________________________________
                                                    (Signature)



                                       ________________________________________
                                                    (Signature)

                                        This Proxy should be marked, dated and
                                        signed by the stockholder(s) exactly as
                                        his or her name appears hereon, and
                                        returned promptly in the enclosed
                                        envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.